Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM HOLDING CORP. ANNOUNCES PROPOSED SALE OF 1,505,000 SHARES OF COMMON STOCK BY SELLING STOCKHOLDERS

HOUSTON, April 7, 2015 /BUSINESSWIRE/—Mattress Firm Holding Corp. (the “Company”) (NASDAQ:MFRM) today announced the proposed sale of 1,505,000 shares of its common stock by certain selling stockholders, certain of whom are management or otherwise affiliated with directors of the Company, including investment funds affiliated with J.W. Childs Associates, L.P., to UBS Investment Bank, as the sole underwriter in the proposed registered public offering of those shares. The Company is not selling any shares of common stock in the proposed offering and will not receive any proceeds from the sale of common stock by the selling stockholders.

The Company has filed a shelf registration statement (including a prospectus) and will file a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying prospectus, the registration statement and the documents that the Company has filed with the SEC and which are incorporated by reference therein for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from:

UBS Securities LLC

Attention: Prospectus Department

1285 Avenue of the Americas

New York, NY 10019

Telephone: (888) 827-7275

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mattress Firm

Houston-based Mattress Firm is one of the nation’s leading specialty bedding retailers, offering a broad selection of both traditional and specialty mattresses from leading manufacturers, bedding accessories and related products.

Forward-Looking Statements

This press release contains forward-looking statements relating to the proposed offering and participation of selling stockholders in the offering. These forward-looking statements involve risks and uncertainties, including the Company’s ability to complete the offering in its expected timeframe or at all and which stockholders will want to sell shares in the offering. Additional risks are discussed in the Company’s filings with the SEC, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Joanna Singleton, jsingleton@jacksonspalding.com, 214-269-4401

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5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096